Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated January 29, 2008, on the consolidated financial statements of Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate, CassCo Amaizing Energy, LLC) as of September 30, 2007 and 2006, and the related statements of operations, changes in members’ equity, and cash flows for the years ended September 30, 2007 and 2006 in the Pre-Effective Amendment No. 6 to Form S-1 Registration Statement of Amaizing Energy Holding Company, LLC dated on or about February 12, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
February 12, 2008